Exhibit 99.1

CONTACT:	JOSEPH MACNOW
(201) 587-1000

210 Route 4 East
Paramus, NJ 07652

FOR IMMEDIATE RELEASE – December 16, 2004

Vornado Announces Public Offering of $200 Million 6.625%

Series G Cumulative Redeemable Preferred Shares

PARAMUS, NEW JERSEY.......Vornado Realty Trust (NYSE:VNO) today announced the pricing of a public offering of eight million 6.625% Perpetual Series G Cumulative Redeemable Preferred Shares, at a price of $25.00 per share, pursuant to an effective registration statement. The Company may redeem the Series G Preferred Shares at a redemption price of $25.00 per share after December 22, 2009. Citigroup, Merrill Lynch & Co. and UBS Investment Bank acted as joint book-running managers. In addition, the Company has granted the underwriters an option for 30 days to purchase up to an additional 1.2 million Preferred Shares to cover over-allotments.

The net proceeds of approximately $193.5 million will be used to redeem the Company’s $115 million 8.5% Series C Cumulative Redeemable Preferred Shares and $80 million of its $200 million 8.25% Series D-3 Perpetual Preferred Units. The Preferred Shares and Units will be redeemed on January 19, 2005 at a redemption price equal to $25.00 per share or unit plus accrued dividends. In conjunction with the redemption, the Company will write-off $5.9 million of issuance costs in the first quarter of next year.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.